Exhibit 99.1

IntelGenx Announces Departure of Director

SAINT LAURENT, QUEBEC, March 4, 2011 - IntelGenx Technologies Corp. (TSX-V: IGX) (OTCBB: IGXT) ("IntelGenx") today announced that Professor Thomas Kissel has resigned from the Company’s Board of Directors for medical reasons. Professor Kissel has been a Director of IntelGenx since June 2010. There were no disagreements or misunderstandings between Professor Kissel and the Company regarding any matter relating to the Company’s operations, policies or practices. The resignation is effective immediately and the Board of Directors plans to appoint a new director in the near future to fill the position vacated.

“We very much regret that Tom had to resign from our Board for medical reasons" said Horst G. Zerbe, President and CEO of IntelGenx. “He was a tremendous asset to the Company in the short time that he served on our Board and we wish him a speedy recovery and good health for the future”.

About IntelGenx Corp.:

IntelGenx Corp. is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' research and development pipeline includes products for the treatment of pain, hypertension, erectile dysfunction and depressive disorders. More information is available about the company at www.intelgenx.com.

Each of the TSX Venture Exchange and OTC Bulletin Board has neither approved nor disapproved the contents of this press release.

Contacts:
IntelGenx Corp.
Dr. Horst G. Zerbe
President and CEO
Tel: +1 514-331-7440 (ext. 201)
Fax: +1 514-331-0436
horst@intelgenx.com
www.intelgenx.com